Exhibit 10.4

                                SUPPLY AGREEMENT

EFFECTIVE DATE:  January 14, 1999

PARTIES: Sparta Foods, Inc.
         1565 First Avenue Northwest
         New Brighton, MN  55112                                     ("Sparta")

         Rupari Food Services, Inc.
         1208 West Newport Center Drive, Suite 100
         Deerfield Beach, FL  33442                                  ("Rupari")

RECITALS:

         A. Sparta manufactures and sells Mexican and other food products under its own trademarks and brand names and also manufactures food products for other food companies.

         B. Sparta is willing to supply such products for Rupari on the terms and subject to the conditions of this Agreement.

AGREEMENT:

         In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Supply of Products.

                  1.1. Specifications. Sparta agrees to supply the products identified on Exhibit A attached hereto (the "Products") at Sparta's manufacturing facilities pursuant to the terms and conditions of this Agreement. Sparta agrees to manufacture the Products in accordance with the written specifications provided by Sparta in writing to Rupari (the "Specifications"). Sparta agrees to provide Rupari with thirty (30) days prior written notice of any proposed changes to the Specifications. Such proposed changes to the Specifications shall be subject to Rupari's approval, which approval shall not be unreasonably withheld or delayed. Rupari acknowledges that the recipes for the Products and manufacturing methods used for manufacturing of the Products have been developed by and are owned by Sparta and/or its subcontractor manufacturers.

                  1.2. Quality Control. Sparta agrees to maintain records of production runs of Product manufactured for a period of two (2) years after such manufacture.

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2.  Packaging and Inventory.

                  2.1. Package Design. Sparta shall package the Products using the packaging design furnished by Sparta and the trademark designated by Rupari ("Rupari Trademark"). Rupari shall have the right to approve the final packaging design including the Rupari Trademark, which approval shall not be unreasonably withheld or delayed. Rupari shall be entirely responsible for the development and cost of the packaging design. If Rupari requests any changes to the packaging design or the type of packaging material used for the Products, Sparta shall not be required to ship Products utilizing such new design and/or packaging material until it is actually available to Sparta in quantities necessary to economically package the Product and the parties have agreed upon the adjustment, if any, to the purchase price of the Product due to such requested change in the packaging design and/or packaging material.

                  2.2. Packaging Materials. Sparta will order packaging for the Products from its suppliers according to the minimum order requirements of such suppliers. The price of such packaging is included in the purchase price of the Products. Rupari shall pay Sparta Sparta's actual cost for any extra charges or assessments incurred by Sparta for less-than-minimum or other non-standard size packaging orders required by Rupari. Upon termination of this Agreement for whatever reason, Rupari shall pay to Sparta Sparta's actual cost for any Product packaging in Sparta's inventory. In addition, Rupari shall pay Sparta for any Product packaging purchased by Sparta if such packaging becomes obsolete because it is discontinued by Rupari for any reason.

         3. Exclusivity. During the term of this Agreement, Rupari agrees not to manufacture, or permit any person other than Sparta to manufacture for Rupari or any affiliate of Rupari for resale, any Product or any other chip and cheese or chip and salsa combination product. During the term of this Agreement, Sparta shall be permitted to manufacture and sell the Product to the customers (the "Customers") identified on Exhibit B attached hereto, as amended from time to time by mutual written agreement of the parties, at the prices set forth on Exhibit A (the "Customer Price"). For each sale to a Customer, Sparta shall pay Rupari fifty percent (50%) of the excess of the Net Customer Price over the price for the Product as sold to Rupari and set forth on Exhibit A. The "Net Customer Price" shall equal the Customer Price less associated expenses for brokers' commissions, freight, promotional allowances and rebates and less deductions for returned or damaged goods.

4.  Purchase of Products.

                  4.1. Forecasts. Upon execution of this Agreement, Rupari shall provide Sparta with a twelve (12) month rolling forecast of the anticipated purchase orders for each of the Products. Rupari agrees to update such rolling forecast on a monthly basis. Such forecasts shall be provided in good faith but shall not be legally binding on either party.

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                  4.2. Placement of Orders. Rupari shall place its orders for the Products by delivery by mail or by fax of a written purchase order to Sparta or by such other method as approved by Sparta from time to time. The initial purchase order shall be for at least 2,000,000 packages (166,667 cases). Such purchase orders must identify the Product to be manufactured, the quantity and package size thereof, the shipping location and shipping instructions, requested delivery dates and such other information as Sparta may reasonably request from time to time. Rupari may cancel or modify a purchase order submitted to Sparta only with Sparta's prior written consent; provided, however, no consent is needed if such cancellation or modification is delivered to Sparta prior to Sparta's acceptance of such order. Orders will be deemed accepted if Sparta does not given Rupari written notice of rejection of an order within three (3) business days after receipt of the written order. Rupari may not return Product unless it receives prior written consent of Sparta. Return of defective Product, however, shall be governed by the provisions of Section 7.2. Notwithstanding the above, Sparta agrees to use commercially reasonable efforts to supply all Products ordered by Rupari within a commercially reasonable time.

                  4.3. Terms of Orders. The terms and conditions in this Agreement shall be the exclusive contract terms between the parties and Rupari's purchase of the Products. Sparta objects to any terms set forth in Rupari's orders for the Products which are different from or additional to the provisions of this Agreement, and no such terms shall be binding upon Sparta unless both parties specifically agree thereto in a separate writing.

5.  Price and Payment.

                  5.1. Price. The price for the Products are specified on Exhibit A attached hereto and are FOB Sparta's location. Sparta may change such prices by delivery of thirty (30) days prior written notice to Rupari. Any such price increases shall be based upon actual increase in Sparta's costs associated with the Products, including, without limitation, cost of ingredients, packaging, labor and overhead allocation. Sparta shall provide to Rupari, upon request, reasonable documentation showing its calculations of and supporting information for any such price change. Rupari shall pay any and all taxes, fees, duties or other governmental charges and all shipping and shipping insurance charges relating to the ordered Products.

                  5.2. Payment. Rupari shall pay Sparta for any Products ordered directly by Rupari within ten (10) days after the date of invoice. If Rupari fails to make any payment for Product ordered by it when due, and such nonpayment continues for a period of five (5) days after delivery of written notice by Sparta regarding such nonpayment, Sparta shall have the right to require Rupari to pay all purchase orders for the Product in advance, by COD, by letter of credit or by any other means upon notifying Rupari of the change in credit terms.

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                  5.3. Late Fees and Collection Costs. Any amounts not paid by
         Rupari when due will be subject to a late payment fee computed daily at a rate equal to the lesser of twelve percent (12%) per annum or the highest rate permitted under applicable usury law. In addition, Rupari shall be liable to Sparta for all costs incurred by Sparta in its collection of any amounts owing by Rupari which are not paid when due, including, without limitation, collection agency fees or reasonable attorneys' fees and expenses.

6.  Delivery and Inspection.

                  6.1. Delivery. Sparta will deliver the Products using the carrier designated in the purchase order, or if not so designated, by a carrier selected by Sparta. Title to and all risk of loss regarding the Products shall pass to Rupari when Sparta delivers the Products to such common carrier for shipment to the location designated in the purchase order.

                  6.2. Inspection. Rupari or its customer, if a Product is shipped directly to the customer, shall inspect all Products promptly upon receipt and either Rupari or the customer shall notify Sparta within seven (7) working days after receipt of any shortages, damages or other non-conformance of the shipped Products which is discoverable upon a visual inspection. After such time period, Sparta shall not be liable for any non-conformance of the Products which Rupari and/or its customer could reasonably have discovered within such time period, excepting for breach of warranty claims.

7.  Warranties; Indemnification; Insurance.

                  7.1. By Rupari. Rupari represents and warrants that it has full right and title to the Rupari Trademark and the package design and agrees that Sparta shall have no liability to Rupari or to any third party for packaging the Products using the Rupari Trademark and the package design supplied by Rupari. Rupari agrees to indemnify and hold Sparta harmless from and against any and all claims (including, without limitation, infringement claims), liabilities, damages, costs and expenses (including reasonable attorneys' fees and legal expenses) which Sparta may suffer or incur relating to or arising out of, directly or indirectly, (i) use of the Rupari Trademark and/or the package design supplied by Rupari for the Products, (ii) use or consumption of any of the Products to the extent arising from any negligent or intentional act or omission of Rupari.

                  7.2. By Sparta. Sparta warrants to Rupari that the Products sold under this Agreement shall be manufactured in accordance with the Specifications and shall be merchantable in accordance with FDA standards at the time and point of delivery. The exclusive remedy for

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         breach of such warranty shall be, at Sparta's option, to either (i)
         replace the defective Product or (ii) refund the purchase price of the defective Product paid by Rupari. Rupari shall promptly notify Sparta in writing of any alleged breaches of this warranty. Rupari shall not return to Sparta any alleged defective Product, or take any credits against its Product invoices for such alleged defective product, without the prior written authorization of Sparta. EXCEPT AS EXPRESSLY PROVIDED ABOVE, SPARTA MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, WARRANTIES ARISING FROM COURSE OR DEALING OR ANY OTHER MATTER. No employee or representative of Sparta shall have any authority to bind Sparta to any warranty or representation except as expressly stated above. Rupari shall be exclusively responsible for any warranty or representation which Rupari makes to any customer. Notwithstanding the above disclaimers, Sparta agrees to indemnify and hold Rupari harmless from and against any and all third party claims (including, without limitation, infringement claims) and any liabilities, damages, costs and expenses (including reasonable attorneys' fees and legal expenses) resulting therefrom which Rupari may suffer or incur relating to or arising out of, directly or indirectly, (i) use of the Specifications supplied by Sparta for the Products, or (ii) use or consumption of any of the Products to the extent arising from (A) a breach of the above warranty or (B) any other manufacturing defect in the Product or any negligent or intentional act or omissions of Sparta or its employees. Nothing in this paragraph shall be interpreted to limit Sparta's liability as manufacturer of the Products to third party consumers.

                  7.3. Insurance. Sparta shall maintain products liability insurance covering the Products in a minimum amount of Two Million Dollars ($2,000,000). Sparta shall provide Rupari with insurance certificates evidencing such insurance coverage at the request of Rupari. Rupari shall be named as loss payee and additional insured under such policies.

         8. Independent Contractor Rupari is and shall remain an independent contractor. Neither this Agreement nor the relationship between the parties constitutes a partnership, franchise or joint venture between Sparta and Rupari. Neither party shall have any authority or right under any circumstances whatsoever to bind or purport to bind the other party in any manner or thing whatsoever.

9.  Confidentiality.

                  9.1. Definition. The term "Confidential Information" as used in this Agreement means any information or compilation of information which is proprietary to one of the parties to this Agreement and

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         relates to such party's existing or reasonably foreseeable business, including, without limitation, trade secrets, the Specifications, information relating to products of the disclosing party, manufacturing techniques, recipes, data, marketing strategies, product development, customer information and any other information about the disclosing party's business which is normally considered confidential or which is indicated in writing to be confidential or trade secret. Confidential Information shall not include any information:

                           i. which is part of the public domain or becomes part
                  of the public domain through no fault of the receiving party;
                  or

                           ii. which was already in the receiving party's
                  possession, as evidenced by written documentation, prior to the disclosure of such information to the receiving party by the disclosing party; or

                           iii. which is subsequently disclosed to the receiving
                  party on a non-confidential basis by a third party who is not under any obligation of confidentiality relating to such disclosed information; or

                           iv. which is specifically authorized by the
                  disclosing party, in writing, to be disclosed; or

                           v. which is required to be disclosed by applicable
                  law or order of a court of competent jurisdiction in which case the receiving party agrees to notify the disclosing party of such requirement and to cooperate with the disclosing party in an effort to narrow or avoid disclosure.

                  9.2. Nondisclosure. During the term of this Agreement and at all times thereafter, the receiving party agrees to hold in strictest of confidence and to never disclose, transfer, convey, make assessable to any person or use in any way Confidential Information of the disclosing party for its own or another's benefit or permit the same to be used in competition with the disclosing party. Rupari agrees to disclose the Specifications to its employees only on a "need to know" basis. Upon the request of Sparta, Rupari shall require its employees who are given access to the Specifications to execute confidentiality agreements regarding the Specifications. Each party agrees to take reasonable precautions to prevent its employees, representatives, agents and others from disclosing or appropriating for their own use any and all of the Confidential Information of the other party.

         10. Term and Termination. This Agreement shall begin on the date inserted on the front page hereof and shall continue for five (5) years or unless terminated earlier in any manner provided below:

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                  10.1. Either party may terminate this Agreement if the other party commits a breach of this Agreement and fails to remedy such breach within thirty (30) days after delivery of written notice from the non-breaching party describing the alleged breach.

                  10.2. Either party may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) is unable to pay its debts as they mature or admits in writing its inability topay its debts as they mature, (ii) makes a general assignment for the benefit of creditors, (iii) files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy, or (iv) applies for the appointment of a receiver or trustee for substantially all of its assets or permits the assignment of any such receiver or trustee who is not discharged within a period of thirty (30) days after such appointment.

11.  Effect of Termination.

                  11.1. Return of Confidential Information. Upon termination of this Agreement, each party shall, within ten (10) days after the termination of this Agreement (or such earlier time as request by the other party), return to the other party all copies of materials and documents or copies thereof containing any Confidential Information of the other party.

                  11.2. Payment Obligations. Upon termination or expiration of this Agreement:

                           i. Rupari shall pay Sparta Sparta's actual cost for
                  any Product packaging in Sparta's inventory as provided in
                  Section 2.2 above.

                           ii. If the total of cases of Product purchased by
                  Rupari and sold by Sparta to Customers prior to the effective date of termination or expiration of this Agreement is less than Seven Hundred Eight One Thousand (781,000) cases of Product, Rupari shall pay Sparta Two and 40/100 Dollars ($2.40) times the shortfall (i.e. calculated by taking 781,000 minus (the number of cases purchased by Rupari from Sparta plus the number of cases of Product sold by Sparta to Customers). Such amount shall be payable by Rupari within ten
                  (10) business days after the effective date of termination or expiration.

                           iii. Rupari shall also pay Sparta for all Product
                  ordered by Rupari prior to the effective date of termination or expiration and delivered by Sparta in accordance with the payment terms set forth in Section 5.2.

                  11.3. Surviving Obligations. Any provisions contained in this Agreement which by their terms are intended to continue after termination or expiration of this Agreement shall survive such termination or expiration, including, without limitation, the provisions of Sections 5, 7, 9, 11, 12 and 13.

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12.  General Provisions.

                  12.1. Nonassignment; Binding Nature. Neither party shall transfer or assign any of its rights or obligations under this Agreement without the other party's prior written consent, except as part of a merger or to a successor who purchases a controlling interest in the stock of the party or purchases substantially all of the assets of the party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Notwithstanding the above provisions, Sparta shall have the right to sublicense the manufacturing obligations hereunder to a third party with Rupari's consent, which shall not be unreasonably withheld. Sparta shall continue to be primarily liable for performance under this Agreement.

                  12.2. Force Majeure. No party to this Agreement will be liable to any other party or be in breach of this Agreement caused in whole or in part by any event beyond such party's reasonable control, including without limitation, acts of God, fire, war, strikes, riots, acts of any government or any agency or subdivision thereof, transportation delays, or shortage or inability to secure labor, fuel, energy, raw materials, supplies or machinery at reasonable prices from regular sources.

                  12.3. Entire Agreement. This Agreement, together with the Exhibits, contains the entire contract between the parties as to the subject matter hereof and supersedes any prior or contemporaneous written or oral agreements between the parties with respect to the subject matter hereof.

                  12.4. Modifications and Waivers. No purported amendment, modification or waiver of any provision of this Agreement shall be binding unless set forth in a written document signed by all parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term or provision of this Agreement or of the same circumstance or event upon any recurrence thereof.

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                  12.6. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered (i) when received if delivered by hand, (ii) the next business day if placed with a reputable overnight carrier for delivery on the morning of the next business day or (iii) four (4) business days after deposit, if placed in the mail for delivery by registered or certified mail, return receipt requested, postage pre-paid, and addressed to the appropriate party at the addresses set forth on the first page hereof. All notices to Sparta should be addressed to the attention of the Chief Financial Officer. All notices to Rupari should be addressed to the attention of Robert Mintz. If either party should change its address, such party shall give written notice of the other party of the new address in the manner set forth above, but any such notice shall not be effective until received by the addressee.

                  12.7. Severability. In the event that any provision, or portion thereof, is held to be unenforceable by final order of any court of competent jurisdiction, such provision, or portion thereof, shall be severed herefrom without effecting the validity or enforceability of the remaining provisions.

                  12.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without application of its conflict of laws provisions.

13.  Dispute Resolution.

                  13.1. Sparta and Rupari have entered into this Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that these parties pledge to attempt to resolve any dispute amicably, without the necessity of litigation. Accordingly, the parties agree that if any dispute ("Dispute") arises between them concerning this Agreement, other than an action to enjoin the unauthorized disclosure of confidential or proprietary information, the parties will make a good faith attempt to resolve the Dispute by alternative dispute resolution (ADR) prior to commencing any legal action to interpret or enforce this Agreement. The ADR procedures set forth in this Article 13 apply strictly to disputes arising directly out of each party's obligations set forth in this Agreement.

                  13.2. Without limiting the scope or method of ADR to be employed by subsequent mutual agreement, the parties agree and commit to the following efforts at a minimum:

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                           i. The party seeking to initiate the ADR (the
                  "Initiating Party") shall give written notice to the other party or parties involved in the dispute. The notice must describe in general terms the nature of the Dispute and the Initiating Party's claim for relief and identifying one or more individuals with authority to settle the Dispute on such party's behalf. The party receiving such notice (the "Responding Party") shall have ten (10) days within which to designate one or more individuals with authority to settle the Dispute on such Party's behalf. (The individuals so designated shall be known as the "Authorized Individuals").

                           ii. The Authorized Individuals shall meet promptly,
                  but in no event later than thirty (30) days from the date of the Notice of Dispute. If the Dispute has not been resolved within thirty (30) days from the date of their initial meeting, the Initiating Party or Responding Party may request that ADR be ended in which case the parties may then pursue available legal remedies.

                           iii. ADR attempts under this Agreement are considered
                  a compromise negotiation for purposes of the Federal and State Rules of Evidence and shall constitute privileged communication. The entire ADR process is confidential and no stenographic, visual or audio record will be made.

                  13.3. All conduct, statements, promises offers, views and opinions, whether oral or written, made in the course of the ADR process by any party, by their agents, employees, representatives or other invitees and by the mediator are confidential and shall, in addition and where appropriate, be deemed to be privileged. Such conducts, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purposes including impeachment, in any litigation or other proceeding involving the parties, and shall not be disclosed to anyone not an agent, employee, expert, witness or representative of any of the parties; provided, however, that evidence otherwise discoverable or admissible shall not be excluded from discovery or admission as a result of its use in the mediation.

         The parties have executed this Agreement, in the manner appropriate to each, to be effective as of the date on the first page hereof.

SPARTA FOODS, INC.                       RUPARI FOOD SERVICE, INC.


By /s/ Joel P. Bachul                    By /s/ Robert Mitz
  Its President and CEO                  Its President